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                              EMPLOYMENT AGREEMENT


     AGREEMENT, made and entered into as of the 7th day of October, 1997, by and among Highwoods Properties, Inc., a Maryland corporation, and Highwoods/Forsyth Limited Partnership, of which Highwoods Properties, Inc. is the general partner, (the "Company") and James R. Heistand, a resident of Windermiar, Florida (the "Employee").

                             W I T N E S S E T H :

     WHEREAS, the Company desires to obtain the services of Employee, for its own benefit and for the benefit of any existing and future Affiliated Company (defined as any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company), and Employee desires to secure employment from the Company upon the following terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree that the following provisions shall constitute their agreement of employment:

     1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, for the term set forth in Section 2 below, in the position and with the duties and responsibilities set forth in
Section 3 below, and upon the other terms and conditions hereinafter stated.

     2. Period of Employment. The term of this Agreement (the "Period of Employment") shall commence on the date hereof and shall continue through the earlier of the third anniversary of such date or the date of termination as otherwise provided hereinafter. Subject to the provisions of Section 7, the Company shall pay the Employee compensation as provided in Section 4 through the end of the Period of Employment, and thereafter the Company's obligations hereunder shall end.


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In the event that this Agreement expires and a new written agreement is not entered into by the parties, the provisions of Sections 9 and 10 of this Agreement will apply with respect to any continued employment of the Employee by the Company or by any successor to the business of the Company.

     3.  Position; Duties; Extent of Services.

     (a) Duties; Position. The Employee shall serve initially as Vice President -Florida division of the Company, and he shall have responsibilities, duties and authorities and shall perform such services of an executive character as shall be designated from time to time by the Board of Directors of the Company (the "Board"), so long as such responsibilities, duties, authorities and services are consistent with his position described above and are to be performed in Orlando, Florida. The Company shall retain full direction and control of the means and methods by which Employee performs the above services.

     (b) Other Activities. Except upon the prior written consent of the Board, Employee, during the Period of Employment, will not (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), in each case that is or may be competitive with, or that might place him in a competing position to that of the Company or any Affiliated Company with respect to the development, acquisition, operation, management or leasing of any industrial, office, research and development, or warehouse and distribution properties.

     4. Compensation. In consideration of the services to be rendered by the Employee to the Company and in consideration of the Employee's other covenants hereunder, the Employee will receive a base salary at the rate of $190,000 per year, payable at such intervals as may be established


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by the Company from time to time for salary payments to its executive employees.
The Employee shall receive such salary increases and/or bonuses as the Board may from time to time approve in its discretion. In no event, however, will the Employee's gross annual salary be less than $190,000. The Employee shall also be entitled to participate in such incentive compensation plans as the Company may from time to time maintain for its executive employees generally with a bonus percentage of up to 100% of base salary.

     5. Employee Benefits. The Employee will be entitled to participate, in accordance with the provisions thereof, in the employee benefit plans (including car allowance benefits) made available by the Company to its senior executive employees generally and which plans as currently available are summarized on Schedule A hereto. In the event of the death or total disability of the Employee, the Employee or his estate or beneficiaries shall also be entitled to benefits in accordance with Section 7 hereof.

     6. Business Expense Reimbursements. During the period of his employment under this Agreement, the Employee will be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him in performing services hereunder, including, but not limited to, an automobile allowance of $500 per month and a cellular phone allowance up to $150 per month, provided that such expenses are incurred in accordance with the applicable policies of the Company for its executive employees generally. The Employee shall be entitled to such reimbursement upon presentation by the Employee, from time to time, of an itemized account of such expenses and appropriate documentation therefor.

     7. Termination of Employment.


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     (a) Death. In the event of the death of the Employee during his employment under this Agreement, the following payments shall be made to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the
         Employee: (i) his base salary for the month in which his death occurs,
         (ii) such bonuses (if any), determined on an annualized pro-rata basis, as has been earned by the Employee and not paid to him at the time of his death, and (iii) reimbursement of expenses pursuant to Section 6 hereof. Any rights and benefits the Employee or his estate or any other person may have under employee benefit plans, incentive compensation plans, and programs of the Company generally in the event of the Employee's death shall be determined in accordance with the terms of such plans and programs. Except as provided in this Section 7, neither the Employee's estate nor any other person shall have any rights or claims arising out of wages or employee benefits against the Company in the event of the death of the Employee during his employment hereunder.

     (b) Long-Term Disability. In the event of the Employee's disability (as hereinafter defined) during his employment under this Agreement, the Period of Employment may be terminated by the Company. For the first six months following termination of employment due to disability, the Employee shall be paid his base salary at the rate in effect at the time of the commencement of disability. Thereafter, the Employee shall be entitled to benefits in accordance with and subject to the terms and provisions of the Company's long-term disability plan for executive employees, as in effect at the time of the commencement of disability. For purposes of this Agreement, "disability" shall have the same meaning as given that term under the Company's long-term disability plan for



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         executive employees, as in effect from time to time. Anything herein to the contrary notwithstanding, if, during the six-month period following a termination of employment under this Section 7(b) in which salary continuation payments are payable by the Company, the Employee becomes reemployed or otherwise engaged (whether as an employee, partner, consultant, or otherwise), any salary or other remuneration or benefits earned by him from such employment or engagement shall offset any payments due him under this Section 7(b). In the event of the Employee's disability, any rights and benefits the Employee may have under employee benefit plans, incentive compensation plans, and programs of the Company generally shall be determined in accordance with the terms of such plans and programs. Upon termination of the Employee's employment by reason of disability under this Section 7, the Employee shall be entitled, in addition to the other payments provided for in this Section 7, to payment of such bonuses (if any), determined on an annualized pro-rata basis, as may have been earned by the Employee and not paid to him at the time of such termination. Except as provided in Sections 5, 6 and 7, neither the Employee nor his estate, or any other person, shall have any rights or claims arising out of wages or employee benefits against the Company in the event of the termination of the Employee's employment by reason of disability.

     (c) Termination for Cause. Nothing herein shall prevent the Company from terminating the Period of Employment for Cause (as hereinafter defined). Upon termination for Cause, the Employee shall receive his base salary only through the date of termination, and neither the Employee nor any other person shall, except as provided in Section 6, be entitled to any further payments from the Company arising under this Agreement or as a


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         result of Employee's employment relationship with the Company (except as otherwise provided herein) for salary or unpaid bonuses. Any rights and benefits the Employee may have under employee benefit plans and programs of the Company generally following a termination of the Employee's employment for Cause shall be determined in accordance with the terms of such plans and programs. For purposes of this Agreement, termination for Cause shall mean (i) termination due to (y) willful or gross neglect of duties for which employed which is not cured within five (5) days of Employee's receipt of notice of such neglect, or (z) willful misconduct in the performance of duties for which employed, in either such instance so as to cause material harm to the Company, all such facts to be determined in good faith by the Board, (ii) termination due to the Employee's committing fraud, misappropriation or embezzlement in the performance of his duties as an employee of the Company, or (iii) termination due to the Employee's committing any felony for which he is convicted and which, as determined in good faith by the Board, constitutes a crime involving moral turpitude.


     (d) Termination by the Company Other than for Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate the Period of Employment at any time and for whatever reason it deems appropriate, or for no reason. In the event such termination by the Company occurs and is not due to disability as provided in Section 7(b) above or for Cause as provided in Section 7(c) above, the Employee shall be entitled to payment of his base salary, at the rate in effect at the time of such termination, until the later of the third anniversary of the date hereof, or the expiration of twelve months from the date of such termination; provided, however, that such salary continuation payments



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         shall cease in the event of the Employee's death prior to completion of such payments. The Employee shall also be entitled to such bonuses (if any), determined on an annualized pro-rata basis, as have been earned by the Employee and not paid to him at the time of such termination.
         Any rights and benefits the Employee may have under employee benefit plans and programs of the Company generally following a termination of the Employee's employment under the circumstances described in this
         Section 7(d) shall be determined in accordance with the terms of such plans and programs. Except as provided in Sections 5, 6 and 7(d), neither the Employee nor any other person shall have any rights or claims arising out of wages or employee benefits against the Company by reason of the termination of the Employee's employment under the circumstances described in this Section 7(d). In the event of a termination under this Section 7(d), any "lock-up provision" affecting any Class A Units or shares of the Company's common stock (the
         "Shares") held by Employee in the Company which is longer than one year from the date of issuance of such Class A Units or Shares to Employee shall be limited to one year from the date of issuance of such Class A Units or Shares to Employee.


     (e) By Employee For Good Reason. Employee may terminate, without liability, the Period of Employment for Good Reason (as defined below) upon ten
         (10) days' advance written notice to the Company. If Employee terminates his employment pursuant to this Section 7(e), the Employee shall be entitled to payment of his base salary, at the rate in effect at the time of such termination, until the later of the third anniversary of the date hereof, or the expiration of twelve months from the date of such termination; provided, however, that such salary continuation payments shall cease in the event of the Employee's death prior to



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         completion of such payments. The Employee shall also be entitled to such bonus (if any), determined on an annualized pro-rata basis, as has been earned by the Employee and not paid to him at the time of such termination. Any rights and benefits the Employee may have under employee benefit plans and programs of the Company generally following a termination of the Employee's employment under the circumstances described in this Section 7(e) shall be determined in accordance with the terms of such plans and programs. Except as provided in Section 5, 6 and 7(e), neither the Employee nor any other person shall have any rights of claims arising out of wages or employee benefits against the Company by reason of the termination of the Employee's employment under the circumstances described in this Section 7(e). In the event of a termination under this Section 7(e), any "lock-up provision" affecting any Class A Units held by Employee which is longer than one year from the date of issuance of such Class A Units to Employee shall be limited to one year from the date of issuance of such Class A Units to Employee. Good Reason shall exist if: (i) there is an assignment to Employee of any duties materially inconsistent with or which constitute a material reduction in Employee's position, duties, responsibilities, or status with the Company, or a material reduction in Employee's reporting responsibilities, title or offices or a change in geographic location inconsistent with that established in Section 3(a); (ii) the Company acts in any way that would have a disproportionately material adverse effect on Employee's participation in or disproportionately and materially reduce Employee's benefit under any benefit plan of the Company in which Employee is participating or deprive Employee of any material fringe benefit enjoyed by Employee when compared to other executives of the Company except those plans which are based on and the benefits of which



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are related to the Employee's personal performance of his duties hereunder; or
(iii) any material breach of this Agreement by the Company.

     (f) Voluntary Termination by the Employee. At any time, Employee may terminate, without liability, the Period of Employment for any reason, by giving thirty (30) days advance written notice to the Company. If Employee terminates his employment pursuant to this Section 7(f), the Company shall have the option, in its complete discretion, to terminate Employee immediately without the running of the notice period. The Company shall pay Employee the compensation to which he is entitled pursuant to Section 4 through the end of the notice period, or through the day upon which early termination is elected pursuant to the foregoing sentence, and thereafter, all obligations of the Company hereunder shall terminate.

     8. Covenants Not to Compete.

     (a) Except as provided in Section 8(c), the Employee promises and agrees that, until the expiration of one year following the termination or expiration of the Period of Employment or while receiving any severance payments under Section 7(d) or (e), he will not for himself or any third party, directly or indirectly (i) engage in the development, operation, management or leasing of any industrial, office or distribution properties in any town, city, county, municipality or metropolitan area in Florida in which the Company is engaged in business at the time of such termination without the written consent of either the Chief Executive Officer or the Board, or (ii) interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any third party, including but not limited to its employees, contractors, tenants and lessees.


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     (b) It is the desire and intent of the parties that the provisions of this
         Section 8 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all other portions shall continue in full force and effect.

     (c) It is expressly agreed that the provisions and covenants in Section 8(a)(i) shall not apply and shall be of no force or effect in the event the Company terminates the Employee's employment under this Agreement and such termination is not due to disability or for Cause, or in the event the Employee terminates this Agreement for Good Reason under
         Section 7(e) above.

     (d) Notwithstanding anything to the contrary herein, if at any time after one year from the date hereof, James R. Heistand is not a member of the Board and such event is due neither to his voluntary resignation from the Board nor his voluntary decision not to stand for election or reelection, Employee may elect at any time thereafter to have the remaining term of his Period of Employment reduced to six months from the date of such election and likewise have the term of the covenant provided by Section 8(a)(i) above reduced to six months. However, for a period of one year following the termination of his Period of Employment under this Section 8(d), Employee shall not pursue, engage in, participate in or take advantage either of any existing or proposed corporate opportunity of the Company or any Affiliated Company at the date of termination of employment or any project or proposed project which was considered or under consideration for acquisition, management,



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         development, or joint venture by the Company during the twelve month period immediately preceding the date of the Employee's termination of employment without the prior written approval of Highwoods.

         9. Confidential Information: Rights to Materials.

         (a) Confidential Information. The Employee promises and agrees that he will not, either while in the Company's employ or at any time thereafter and without the Company's prior written consent, disclose to any person not employed by the Company, or not engaged to render services to the Company, or use, for himself or any other person, firm, corporation or entity, any confidential information of the Company obtained by him while in the employ of the Company, including, without limitation, any of the Company's methods, processes, techniques, practices, research data, marketing and sales information, personnel data, customer lists, financial data, plans, know-how, trade secrets, and proprietary information of the Company; provided, however, that this provision shall not preclude the Employee from use or disclosure of information known generally to the public (other than information known generally to the public as a result of a violation of this Section 9(a) by the Employee), from use or disclosure of information acquired by the Employee outside of his affiliation with the Company, from disclosure required by law or court order, or from disclosure or use appropriate and in the ordinary course of carrying out his duties as an employee of the Company.

         (b) Rights to Materials. The Employee further promises and agrees that, upon termination of his employment for whatever reason and at whatever time, he will not take with him, without the prior written consent of an officer authorized to act in the matter by



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     the Board, any records, files, memoranda, reports, customer lists, drawings, plans, sketches, documents, specifications, and the like (or any copies thereof) relating to the business of the Company or any of its current or future Affiliated Companies.

         10. Injunctive Relief. The Employee acknowledges and agrees that the Company would suffer irreparable injury in the event of a breach by him of any of the provisions of Section 8 or Section 9 of this Agreement and that the Company shall be entitled to an injunction restraining him from any breach or threatened breach thereof. The Employee further agrees that, in the event of his breach of any provision of Section 8 or 9 hereof, the Company shall be entitled to cease any payments otherwise due and payable to the Employee hereunder. Nothing herein shall be construed, however, as prohibiting the Company from pursuing any other remedies at law or in equity which it may have for any such breach or threatened breach of any provision of Section 8 or 9 hereof, including the recovery of damages from the Employee.

         11. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Employee and his personal representatives, estate and heirs and the Company and its successors and assigns, including without limitation any corporation or other entity to which the Company may transfer all or substantially all of its assets and business (by operation of law or otherwise) and to which the Company may assign this Agreement. The Employee may not assign this Agreement or any part hereof without the prior written consent of the Company, which consent may be withheld by the Company for any reason it deems appropriate.


         12. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the employment of the Employee by the Company and supersedes and replaces all other


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     understandings and agreements, whether oral or in writing, if any there be, previously entered into be the parties with respect to such employment.

         13. Amendment; Waiver. No provisions of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by the Employee and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any provision of this Agreement shall be deemed a waiver of any other breach.

         14. Notices. Any notice to be given hereunder shall be in writing and delivered personally, or sent by certified mail or registered mail, postage prepaid, return receipt requested, addressed to the party concerned, if to the Company, at its principal office, and if to the Employee, at his home address.

         15. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         16. Withholding. Anything herein to the contrary notwithstanding, all payments made by the Company hereunder shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determined it should withhold pursuant to any applicable law or regulation.

         17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina.


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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written. HIGHWOODS PROPERTIES, INC.


                                 By:      ____________________________________
                                 Title:   ____________________________________

                                 HIGHWOODS/FORSYTH LIMITED PARTNERSHIP

                                 By:      HIGHWOODS PROPERTIES, INC.,
                                          ITS GENERAL PARTNER


                                 By:      ____________________________________
                                 Title:   ____________________________________



                                 EMPLOYEE

                                 ____________________________________(SEAL)
                                 James R. Heistand





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